Exhibit 99.1
                                                                        NEWS
[GEORGIA-PACIFIC LOGO]

Georgia-Pacific Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia 30303

                                                       Date:  Sept. 17, 2001


                   PLUM CREEK AND THE TIMBER COMPANY MERGER
             RESCHEDULED TO CLOSE OCT. 6, 2001 DUE TO NYSE CLOSURE


ATLANTA and SEATTLE - Sept. 17, 2001 - Plum Creek Timber Company, Inc. (NYSE:
PCL) and The Timber Company (NYSE: TGP) today announced that due to the suspension of trading on the New York Stock Exchange, the two companies have rescheduled their pending merger to become effective on Oct. 6, 2001. The Timber Company is a separate operating group of Georgia-Pacific Corp. (NYSE:
GP).

As a pre-condition to the merger, Georgia-Pacific will redeem all outstanding shares of common stock of The Timber Company. Under its articles of incorporation, Georgia-Pacific is required to give notice of the redemption of its common stock to its stockholders at least 30 "trading days" prior to the redemption. To make up for the three trading days lost, each outstanding share of The Timber Company common stock will be redeemed by Georgia-Pacific on Oct. 5, 2001 rather than Sept. 28, 2001, as previously scheduled.

All other terms and conditions applicable to the redemption of The Timber Company common stock and the merger will continue to remain in full force and effect.

Plum Creek, a real estate investment trust, is one of the largest land owners in the nation, with timberlands in the Northwest, Southern, and Northeast regions of the United States and nine wood product mills in the Northwest.

Headquartered at Atlanta, The Timber Company is a separate operating group of Georgia-Pacific (NYSE: GP) and its performance is reflected in one of the corporation's two common stocks. The Timber Company manages 4.7 million acres of timberland in the United States and sells timber and wood fiber to industrial wood users.

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